EXHIBIT 99.1

Rotoblock Amends the Share Exchange in Acquisition of DaifuWaste's Green Medical Waste Treatment Systems in China

Non-Incinerator-based Medical Waste Treatment Technology Less Toxic, More Efficient than Conventional Methods

SANTA ROSA, California (November 15, 2011) – Rotoblock, Inc. (OTC BB: ROTB) a Nevada corporation (the “Company”) amended its previous Share Exchange Agreement for the acquisition of diafu Waste Management Holding. On May 10, 2011, the Company filed a Current Report on Form 8-K (the “Original 8-K”) disclosing the completion of a share exchange transaction with daifuWaste Management Holding Limited, a company incorporated in the Cayman Islands and located in Beijing, China (“Daifu”) pursuant to which the Company agreed to acquire approximately 71% of Daifu. The Original 8-K incorrectly characterized the share exchange transaction as having been completed, and although an Agreement and Plan of Share Exchange (the “Share Exchange Agreement”) was entered into on May 10, 2011 among Daifu, the shareholders of Daifu (the “Daifu Shareholders”), the Company and Chien Chih Liu, a majority shareholder of the Company, the consummation of the share exchange transaction (the “Share Exchange”) has not occurred and is still subject to various closing conditions that have yet to be completed by the parties.

On November 11, 2011, the parties to the Share Exchange Agreement entered into an Amended and Restated Agreement and Plan of Share Exchange (the “Amended and Restated Share Exchange Agreement”) whereby the terms of the Share Exchange Agreement were amended and restated in their entirety. Pursuant to the terms of the Amended and Restated Share Exchange Agreement, the Daifu Shareholders have now agreed to transfer 100% of the outstanding shares of Daifu to the Company in exchange for the issuance of 73,801,525 shares of the Company’s common stock to the Daifu Shareholders.

All outstanding warrants (the “Rotoblock Warrants”) of the Company to purchase in the aggregate 9,281,160 shares of common stock of the Company will be left intact and remain outstanding after the Share Exchange. As a result of the Share Exchange, Daifu will become a wholly-owned subsidiary of the Company and the Daifu Shareholders will acquire approximately 83.1% of the Company’s issued and outstanding common stock and common stock equivalents (including the shares underlying the Rotoblock Warrants).

The closing of the transactions contemplated by the Amended and Restated Share Exchange Agreement are subject to standard closing conditions, which the parties expect to be completed no later than November 30, 2011.

Safe Harbor Statement: Statements in this press release may contain forward-looking statements that involve risks and uncertainties, some of which are beyond our control (for example, general economic conditions). Our actual results could differ significantly from the results described in the forward-looking statements. Factors that could cause such differences include changes in governmental regulation of medical waste collection and treatment and increases in transportation and other operating costs, as well as the other factors described in our filings with the U.S. Securities and Exchange Commission. As a result, past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate future results or trends. We make no commitment to disclose any subsequent revisions to forward-looking statements.

CONTACT:
ChienChihLiu
ChiefExecutiveOfficer
707-578-5220